Exhibit 19
INSIDER TRADING POLICY
Version 2.0
Effective January 21, 2025

INTRODUCTION

Over the course of your involvement with BlackLine, Inc. (“BlackLine” or the “Company”), you may be provided with confidential information regarding many aspects of our business, as well as the businesses of our customers, vendors, and partners. Unauthorized disclosure or use of that information, including misuse in securities trading, is illegal, and will result in disciplinary action, up to and including termination of your involvement with BlackLine. We have adopted this Insider Trading Policy (“Policy”) to comply with the laws governing (i) trading in BlackLine securities while in possession of material nonpublic information concerning BlackLine and (ii) tipping or disclosing material nonpublic information to outsiders. Because we place the highest priority on maintaining our integrity, and because we want to help you avoid situations that could put you at risk, this Policy also provides guidelines for preventing even the appearance of improper trading or tipping.

BlackLine reserves the right to prohibit any transaction from being completed, if necessary, to enforce compliance with this Policy.

The trading prohibitions and restrictions in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.

This Policy will be delivered to all directors, officers, employees and agents of the Company when they begin service with the Company. In addition, this Policy (or a summary of this Policy) is available on our intranet. Each director, officer, employee and agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

BlackLine reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

1.Who does this policy apply to?

This Policy applies to all officers, directors, employees, consultants, contractors and advisors of BlackLine (“BlackLiners” or “you”) worldwide. References in this Policy to “we,” “our,” “BlackLine” or the “Company” refer to BlackLine and its subsidiaries.

Not only are you responsible for complying with this Policy; you are also responsible for making sure that the following people comply:

•Members of your immediate family;
•People sharing your household;
•Your dependents;
•Any other individuals or entities whose securities transactions you influence, direct, or control.

Do my obligations under this Policy change if I leave BlackLine?

No. As long as you hold BlackLine securities or possess any BlackLine material nonpublic information, you must comply with this Policy. If you leave BlackLine, you must continue to abide by any applicable trading restrictions for as long as you have material nonpublic information. If you’re subject to a trading blackout at the time you cease to be affiliated with BlackLine, you must abide by the applicable trading restrictions until at least the end of the blackout period.

2.What types of transactions are covered by this Policy?

This Policy applies to all direct or indirect transactions involving the securities of BlackLine, including purchases, sales, gifts, distributions and other transfers of common stock, options, warrants, debt securities and other securities, as well as transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any transactions made on your behalf by money managers, and any offers with respect to the transactions listed above.

Are very small transactions still subject to this Policy? What about transactions that don’t result in a profit?

This policy applies to all trades, no matter how small in monetary value or number of shares, and regardless of whether the trade results in a profit.

3.What is BlackLine’s Policy on Insider Trading?

(a)Do not trade using material nonpublic information.

You may not, directly or through others, engage in any transaction involving BlackLine securities while you are aware of material nonpublic information about BlackLine. Similarly, f you become aware of material nonpublic information through your service with BlackLine that could be expected to affect the trading price of the securities of another company, you cannot use that information to engage in transactions in the securities of that company, directly or indirectly. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with a BlackLine customer, vendor, or partner. If information about that transaction constitutes material nonpublic information for that company, you are prohibited from engaging in transactions involving the securities of that company. It is important to note that “materiality” can be different for different companies, and that the kind of information that is not material for BlackLine may nonetheless be material for another company. When in doubt, talk to a Compliance Officer.

Who are our Compliance Officers? Our Compliance Officers are our Chief Legal and Administrative Officer and our Chief Financial Officer.

(b) Do not disclose material nonpublic information.

Nonpublic information about BlackLine is subject to your Employee Confidential Information and Inventions Assignment Agreement, and you may not disclose it to friends, family members or any other person or entity who is not authorized to receive such information. Any material nonpublic information you learn in the course of your work with BlackLine may only be used for legitimate BlackLine business purposes. In addition, you are required to handle the material nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, and limit your use of material nonpublic information to the purpose for which it was disclosed.

Can I anonymously post opinions or recommendations about our stock on social media?

No, and the same holds true for the stock of any other company about which you may have material nonpublic information. This includes posting on chat rooms or message boards, whether you do so anonymously or not, and even if you don’t derive any profit or other personal benefit from it.

(c) Do not respond to outside inquiries for information.

If you receive an inquiry for material nonpublic information or other confidential information from someone outside of BlackLine, such as a stock analyst, you should refer the inquiry to a Compliance Officer or a member of our communications team. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law. Please also refer to our External Communications Policy, the most recent version of which is available on Bullhorn.

(d) Take personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws rests with you. As in all aspects of your work with BlackLine, please use your best judgment at all times and consult a Compliance Officer if you have questions.

4.What does “material nonpublic information” mean?

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain securities. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.

Examples of information that could be regarded as “material” include the following, although the list is not exclusive:
•financial results, financial condition, projections or forecasts;
•known but unannounced future earnings or losses;
•plans to launch new products or features, or other market initiatives of a significant nature;
•the status of BlackLine’s progress toward achieving significant goals;
•significant developments involving business relationships with customers or other business partners;
•site challenges, such as infrastructure stability or technical scalability issues;
•significant corporate events, such as a pending or proposed acquisition;
•new equity or debt offerings;
•positive or negative developments in outstanding litigation or regulatory matters; or
•changes in senior management;
•data breaches or other cybersecurity events; or
•material updates regarding any prior disclosure.

Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.

Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.

When in doubt, you should assume that information is material and nonpublic. If you have any questions about whether information should be considered “material” or “nonpublic,” you should ask a Compliance Officer.

5.What types of transactions in BlackLine stock are subject to restrictions?

•Open orders. Open orders are not allowed because they could result in the execution of a trade of BlackLine stock during a blackout period. This includes “limit orders” to buy or sell at a specific price or higher, as well as “stop orders” to buy or sell at the market price once the stock reaches a specified price. It also includes open orders placed on behalf of your immediate family members, household members, economic dependents, or any entity whose transactions in securities you influence, direct, or control.

•Short sales. Short sales are not allowed because they could signal to the market possible bad news about BlackLine, or a general lack of confidence in our prospects. This is true of both traditional short sales, where securities must be borrowed, and short sales “against the box,” where delivery is delayed.

•Trading in derivatives or hedging transactions. Trading in publicly traded options, such as puts and calls, and other BlackLine related derivative securities is not allowed, except for stock options and other compensatory equity awards issued to you by BlackLine. This prohibition includes any hedging or similar transaction designed to decrease the risks associated with holding BlackLine securities.

•Using BlackLine stock as collateral. Pledging BlackLine securities as collateral for loans is not allowed.

•Holding BlackLine stock in margin accounts. Holding BlackLine stock in margin accounts is not allowed because it could result in your broker selling our stock during a blackout period.

6.When am I allowed to trade in BlackLine stock?

Even if you are not in possession of any material nonpublic information, you may only trade in BlackLine stock under the following circumstances:

(a)Open trading window

You may only engage in transactions involving BlackLine stock during an open trading window. Our trading window usually opens at the start of the second full trading day after our quarterly financial results are publicly disclosed, and continues until the 15th day of the third month of the quarter. In addition to regular quarterly blackout periods, there may be additional special blackout periods, and we will notify you if a special blackout period that applies to you goes into effect.

(b)10b5-1 Plans

The Securities and Exchange Commission (the “SEC”) has enacted rules that provide an affirmative defense against alleged violations of insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as 10b5-1 trading plans. These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5 1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”), as well as any other guidelines established by the Company. Transactions made pursuant to a 10b5-1 trading plan that has been pre-approved and filed with a Compliance Officer are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.

Officers and directors are strongly encouraged, should they wish to trade in BlackLine stock, to do so via a 10b5-1 Plan. Anyone else desiring to trade via such a plan may also do so.

Trading plans must be pre-approved by and filed with a Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5 1 and any other criteria established by BlackLine. Information regarding trading plans may be publicly disclosed, if required by law.

Please also see “Section 8. Are there any exceptions to this Policy?”

7.When are our blackout periods?

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, BlackLine has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information. If a quarterly or special blackout period applies to you, it also covers your immediate family members, household members, economic dependents, and any entity whose transactions in securities you influence, direct or control.

(a)Quarterly blackout periods

Except as discussed in Section 8 (“Are there any exceptions to this Policy?”), you may not engage in transactions involving BlackLine securities during quarterly blackout periods. Quarterly blackout periods begin on the 15th day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving BlackLine securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

(b)Special blackout periods

In addition to quarterly blackout periods, we may implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. Special blackout periods may be declared for any reason, but some specific examples include a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development.

We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving BlackLine securities until approved by one of our Compliance Officers.

8.Are there any exceptions to this Policy?

There are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

(a)Stock Option Exercises and Restricted Stock Units

The trading restrictions under this Policy do not apply to the receipt or vesting of stock options, restricted stock or stock appreciation rights, or the exercise of stock options for cash or net exercise of stock options in a stock-for-stock transaction directly with the company under our option plans, in each case where there is no associated market activity. However, this Policy does apply to any open market sale of underlying shares acquired pursuant to the exercise of an option or upon: (i) vesting of other equity awards; (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise; or (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b)Employee Stock Purchase Plan

This Policy does not apply to purchases of BlackLine’s common stock under our Employee Stock Purchase Plan (“ESPP”) resulting from your periodic contribution of money to the ESPP pursuant to the election you made at the time of your enrollment in the ESPP. However, this Policy does apply to any open market sale of shares of our stock purchased pursuant to the ESPP.

(c)Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

(d)Inheritance, or change in form of ownership

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred BlackLine securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.

(e)Tax withholding

The trading restrictions under this Policy do not apply to transfers due to:

Net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award; or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.

Sell-to-cover transactions where shares are sold on your behalf upon vesting of equity awards in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award; or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information. This exception does not apply to any other market sale for the purpose of paying required withholding.

(f)Transactions pursuant to 10b5-1 trading plans

The trading restrictions under this Policy do not apply to transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see “Section 6(b). 10b5-1 Trading Plans” above).

(g)Other exceptions

Any other exception from this Policy must be approved by a Compliance Officer.

Please be aware that even if a transaction falls within one of the exceptions described above, you will still need to separately assess whether the transaction complies with applicable law. If you have any questions, please talk to a Compliance Officer.

9.Special restrictions for Designated Insiders

The restrictions outlined in this section apply to all members of our Board of Directors, all Section 16 Officers (including former Section 16 Officers, for a period of six months following termination of their Section 16 status), and any other person who is determined to be an insider by the Board of Directors or Compliance Officers because of their regular access to insider information. A list of these “Designated Insiders” is jointly maintained by our Compliance Officers, and may be revised by them at any time. You will be notified in writing if you become a Designated Insider.

BlackLine’s Section 16 Officers are our directors, our executive officers, and anyone who is directly or indirectly a beneficial owner of over 10% of our stock.

All Section 16 Officers and Designated Insiders must receive pre-clearance from a Compliance Officer, and each Compliance Officer must receive pre-clearance from the other Compliance Officer, in order to trade in BlackLine securities. These restrictions apply even during open trading windows. To request pre-clearance, please use our online Pre-Clearance Request Form, which can be accessed on the Legal Bullhorn Page and the Accounting and Finance Bullhorn Page, no less than two business days before your proposed transaction. Pre-clearance approval is generally valid for ten business days, unless you become aware of material nonpublic information during that time.

Even with pre-clearance authorization, no one can trade in BlackLine stock while in possession of material nonpublic information, and the Compliance Officers may reject any transaction submitted for pre-clearance. Other legal and tax consequences may apply for transactions involving the purchase or sale of our stock by Section 16 Officers. BlackLine is not responsible for the failure to comply with Section 16 requirements, or any other laws applicable to such transactions, and Section 16 Officers are encouraged to consult their own advisors.

10.What are the consequences of insider trading and tipping?

Penalties for violating insider trading and tipping laws can include:
•paying back any profit made or loss avoided by trading;
•paying the loss suffered by the persons who purchased securities from, or sold securities to the insider;
•civil and/or criminal penalties;
•jail time.

The Company and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.

Giving someone an illegal stock tip puts them at risk too. While a stock tip might be given with good intentions, both the tipper and the person who trades on that tip could be subject to substantial fines, or even jail time.

A violation of this Policy may not necessarily be a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed in order to enforce compliance with this Policy.

Being suspected of insider trading has reputational costs. Even if you’re never prosecuted for insider trading, just the fact that you’ve been investigated by the SEC can damage your reputation. Regulators examine trades with 20/20 hindsight, so it’s best to avoid even the appearance of wrongdoing.

11.Who do I contact with questions and concerns?

You can always talk to a Compliance Officer, the Stock Plan Administrator, or the Legal Department if you have any questions about this Policy. You should note, however, that the ultimate responsibility for complying with this Policy is yours alone, so it’s important to use your best judgment.

If you know of or even suspect a violation of this Policy, you should report it to a Compliance Officer. You may also report through our Reporting Hotline at http://blackline.ethicspoint.com/, or 844-229-8515. BlackLine strictly prohibits retaliation against anyone making a good faith complaint about actual or suspected wrongdoing. For more information, see our Whistleblower Policy, the most recent version of which is available on Bullhorn.

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, is in any way intended to limit or prohibit you from engaging in any of the protected activities described in our Whistleblower Policy, as amended from time to time.